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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                             VIRCO MFG. CORPORATION
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                                (NAME OF ISSUER)


                                  Common Stock
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                         (TITLE OF CLASS OF SECURITIES)


                                    927651109
                      ------------------------------------
                                 (CUSIP NUMBER)

                                December 31, 2004
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 927651109


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  1.   Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only)

                   Kathleen Virtue-Young
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  2.   Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)  [ ]
       (b)  [ ]
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  3.   SEC Use Only

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  4.   Citizenship or Place of Organization

                   United States
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                        5.    Sole Voting Power

                                      671,064 (1)
                      ----------------------------------------------------------
      NUMBER OF         6.    Shared Voting Power
       SHARES
    BENEFICIALLY                      0
      OWNED BY        ----------------------------------------------------------
        EACH            7.    Sole Dispositive Power
      REPORTING
       PERSON                         671,064 (1)
        WITH          ----------------------------------------------------------
                        8.    Shared Dispositive Power

                                      0
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  9.   Aggregate Amount Beneficially Owned by Each Reporting Person

                   671,064 (1)
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10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
       Instructions)

                                                                             [ ]
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11.    Percent of Class Represented by Amount in Row (9)

                  5.1% (2)
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12.    Type of Reporting Person (See Instructions)

                   IN
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(1) Pursuant to Rule 13d-3(a)(1) and (2), this number includes some shares held in trust for the benefit of Ms. Young's children. Ms. Young possesses the power to both vote and invest, including the power to dispose of, all the shares set forth on this Schedule 13G.

(2) Based on the number of Virco Mfg. Corporation's shares of Common Stock outstanding as of December 3, 2004, as reported in Virco Mfg. Corporation's Form 10-Q filed with the Securities and Exchange Commission on December 10, 2004.


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ITEM 1.    (a)      Name of Issuer
                    Virco Mfg. Corporation

           (b)      Address of Issuer's Principal Executive Offices

                    2027 Harpers Way, Torrance, CA 90501

ITEM 2.    (a)      Name of Person Filing

                    Kathleen Virtue-Young

           (b)      Address of Principal Business Office or, if none, Residence

                    2027 Harpers Way, Torrance, CA 90501

           (c)      Citizenship

                    United States

           (d)      Title of Class of Securities

                    Common Stock

           (e)      CUSIP Number

                    927651109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           Not applicable.

ITEM 4.    OWNERSHIP

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
           Item 1.

           (a)      Amount beneficially owned:

                    671,064 (1)

           (b)      Percent of class:
                    5.1% (2)



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           (c)      Number of shares as to which the person has:

                    (i)   Sole power to vote or to direct the vote

                          671,064 (1)

                    (ii)  Shared power to vote or to direct the vote

                          0

                    (iii) Sole power to dispose or to direct the disposition of

                          671,064 (1)

                    (iv) Shared power to dispose or to direct the disposition of

                          0

(1) Pursuant to Rule 13d-3(a)(1) and (2), this number includes some shares held in trust for the benefit of Ms. Young's children. Ms. Young possesses the power to both vote and invest, including the power to dispose of, all the shares set forth on this Schedule 13G.

(2) Based on the number of Virco Mfg. Corporation's shares of Common Stock outstanding as of December 3, 2004, as reported in Virco Mfg. Corporation's Form 10-Q filed with the Securities and Exchange Commission on December 10, 2004.

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ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

             Some of the reported shares are held in trust for the benefit of Kathleen Virtue-Young's children.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

             Not applicable

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             Not applicable

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

             Not applicable

ITEM 10.     CERTIFICATION

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      February 10, 2005
                                             -----------------------------------
                                                             Date

                                                  /s/ Kathleen Virtue-Young
                                             -----------------------------------
                                                          Signature

                                                    Kathleen Virtue-Young
                                             -----------------------------------
                                                          Name/Title



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